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                           CERTIFICATE OF DESIGNATIONS

                                       OF

                          CONVERTIBLE PREFERRED SHARES

                                       OF

                            SCOTTISH RE GROUP LIMITED

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       Pursuant to the Companies Law (2003 Revision) of the Cayman Islands

                      ------------------------------------

     SCOTTISH RE GROUP LIMITED, a Cayman Islands exempted company (the "Company"), HEREBY CERTIFIES that pursuant to resolutions of the Finance and Investment Committee of the Board of Directors of the Company adopted on December 11, 2003 , the issue of 5,750,000 Convertible Preferred Shares, $0.01 par value per share, $25 liquidation preference per share (the "Convertible Preferred Shares"), each Convertible Preferred Share convertible into 1.0607 ordinary shares of the Company, par value $0.01 per share (the "Ordinary Shares"), was authorized and the designation, preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of all 5,750,000 Convertible Preferred Shares, in addition to those set forth in the Memorandum of Association and the Articles of Association of the Company, were fixed as follows:

     1. Designation. The designation of this Series (hereinafter referred to as this "Series") shall be "Convertible Preferred Shares," and the number of shares constituting this Series shall be 5,750,000. The Convertible Preferred Shares shall have an issue price of and a liquidation preference (the "liquidation preference") of $25 per share. The number of authorized shares of this Series may be reduced (but not below the number then issued and outstanding) by further resolution duly adopted by the Board of Directors of the Company or by any duly authorized committee of the Board of Directors (collectively, the "Board of Directors"), but the number of authorized shares of this Series shall not be increased. No such reduction shall affect the due authorization of any issued and outstanding shares of this Series.

     2. Dividends. (a) The holders of the Convertible Preferred Shares shall be entitled to receive cash dividends when, as and if declared by the Board of Directors, out of assets legally available for that purpose and to the extent the Company is able to pay its debts as they fall due ("solvent") after giving effect thereto, at the rates set forth below in this Section 2. Dividends on the Convertible Preferred Shares shall be payable, when, as and if declared by the Board of Directors, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each, a "Dividend Payment Date"), commencing on February 15, 2004, or if such date is not a Business Day (as defined below), the next succeeding Business Day, except that the dividend


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otherwise payable on May 15, 2007 shall be payable on the Mandatory Redemption
Date (as defined below). Each such dividend shall be paid to the holders of record of the shares of this Series as they appear on the share register of the Company on the applicable record date (each, a "Record Date"), which shall be the first day of the month in which the relevant Dividend Payment Date falls; provided, however, that holders of Convertible Preferred Shares converted on a date falling between the Record Date associated with a Dividend Payment Date and such Dividend Payment Date shall receive the applicable dividend payment, together with all other accumulated and unpaid dividends, on such date of conversion. Dividends on the Convertible Preferred Shares shall accumulate and be cumulative from the date of original issuance, whether or not there are assets legally available for the payment of such dividends. If the Board of Directors fails to declare a dividend, the dividend shall accumulate until declared and paid. Accumulated and unpaid dividends on any Convertible Preferred Shares that are converted into Ordinary Shares shall be declared and paid at the time of conversion out of assets legally available for that purpose and to the extent the Company is solvent after giving effect thereto. Accumulated dividends shall not accrue interest.

     "Business Day" shall mean any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed.

     (b) For each quarterly dividend period (each, a "Dividend Period") from December 17, 2003 through and including the Dividend Period ending on February 15, 2007 (the "Initial Rate Period"), dividends payable on the Convertible Preferred Shares shall be payable at a rate per annum equal to 1.000% of the liquidation preference thereof, equivalent to $0.2500 per Convertible Preferred Share. For each Dividend Period after the Initial Rate Period, dividends payable on the Convertible Preferred Shares shall be payable at a rate per annum of the liquidation preference thereof equal to the Reset Rate (as defined below) or the rate as provided in Section 4(g), as applicable. The amount of dividends per Convertible Preferred Share for each Dividend Period shall be computed by dividing the applicable rate for such Dividend Period by four and applying the resulting rate to the liquidation preference per Convertible Preferred Share. Each Dividend Period (other than the initial Dividend Period) shall commence on a Dividend Payment Date and shall end on and include the day next preceding the next Dividend Payment Date.

     (c) Dividends payable on the Convertible Preferred Shares shall be computed
(1) for any full Dividend Period on the basis of a 360-day year consisting of twelve 30-day months and (2) for any period shorter than a full Dividend Period, on the basis of a 30-day month and, for any period less than one month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which a dividend is payable on the Convertible Preferred Shares is not a Business Day, then payment of the dividend payable on such date shall be made on the next day that is a Business Day (and without any interest or other payment in respect of any such delay).

     (d) No full dividends shall be declared or paid or set apart for payment on any other share capital ranking, as to dividends, on a parity with the Convertible Preferred Shares for



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any period unless full cumulative dividends on the Convertible Preferred Shares for all full Dividend Periods ending on or prior to the date of such dividends on such other series of share capital have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full, as aforesaid, upon the Convertible Preferred Shares and any other share capital ranking on a parity as to dividends with the Convertible Preferred Shares, all dividends declared upon the Convertible Preferred Shares and any other share capital ranking on a parity as to dividends with the Convertible Preferred Shares shall be declared and paid pro rata so that the amount of dividends declared per share on the Convertible Preferred Shares and such other share capital shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the Convertible Preferred Shares and such other share capital bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Convertible Preferred Shares which may be in arrears.

     (e) Unless full cumulative dividends on all outstanding Convertible Preferred Shares have been or are contemporaneously paid or declared and sums sufficient for the payment thereof have been set aside for their payment and no Failure (as defined in Section 4(g)) has occurred and is continuing: (i) except as provided in Section 2(d) above, no dividends, other than dividends paid in Ordinary Shares or in any other shares ranking junior to the Convertible Preferred Shares as to dividends and upon liquidation, dissolution or winding up, shall be declared or paid or set aside for payment, (ii) no other distributions shall be declared or made on the Ordinary Shares or on any other shares of the Company ranking junior to the Convertible Preferred Shares as to dividends or upon liquidation, dissolution or winding up and (iii) any Ordinary Shares or any other shares of the Company ranking junior to or on a parity with the Convertible Preferred Shares as to dividends or upon liquidation, dissolution or winding up shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for shares of the Company ranking junior to the Convertible Preferred Shares as to dividends and upon liquidation, dissolution or winding
up).

     (f) Dividends on the Convertible Preferred Shares shall cease to accumulate upon the conversion or mandatory redemption of the Convertible Preferred Shares.

     (g) Holders of the Convertible Preferred Shares shall have the right to elect two directors to the Board of Directors as provided in Section 8.

     3. Redemption. (a) On May 21, 2007 (the "Mandatory Redemption Date"), the Company shall redeem the Convertible Preferred Shares in whole at a redemption price equal to the stated liquidation preference of $25 per Convertible Preferred Share and accumulated and unpaid dividends to, but not including, the Mandatory Redemption Date, out of legally available funds for such redemption and payment, if any, and to the extent the Company is solvent after giving effect thereto. In the event that fewer than all the outstanding Convertible Preferred Shares are to be redeemed on a particular date (due to the Company not having sufficient legally available funds for such redemption or to the extent that Company would not be solvent after giving effect thereto), the Convertible Preferred Shares to be redeemed on such date shall be



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determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange on which the Convertible Preferred Shares are listed. The Convertible Preferred Shares shall not be redeemable prior to Mandatory Redemption Date, except in respect of conversions in accordance with Section 5 hereof.

     (b) Unless the Company is not legally permitted to redeem Convertible Preferred Shares on the Mandatory Redemption Date, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 15 or more than 30 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Company. Each such notice shall state: (i) the redemption date;
(ii) the number of Convertible Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (iv) that dividends on the shares to be redeemed shall cease to accrue on the redemption date; and (v) that the shares may be converted on or prior to the last Trading Day preceding the redemption date and the applicable Conversion Rate.

     (c) Notice having been mailed as aforesaid, from and after the redemption date (unless the Company shall default in the payment of the redemption price) dividends on the Convertible Preferred Shares so called for redemption shall cease to accrue. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     (d) In the event all Convertible Preferred Shares are not redeemed on the Mandatory Redemption Date, (i) the Company shall follow the procedures set forth in this Section on subsequent redemption dates (substituting the actual dates of any such redemption for the term "Mandatory Redemption Date") until all Convertible Preferred Shares have been redeemed, and (ii) the Convertible Preferred Shares after the Mandatory Redemption Date shall remain convertible in accordance with Section 5(d) until redeemed.

     4. Remarketing. (a) The dividend rate on the Convertible Preferred Shares may be reset upward to the Reset Rate on the fourth day (the "Remarketing Date") preceding the Purchase Contract Settlement Date (as defined below). The Reset Rate shall become effective four Trading Days (as defined below) (the "Remarketing Settlement Date") immediately following the remarketing (the "Remarketing") pursuant to the Remarketing Agreement (as defined below). The Company shall take all action necessary to conduct a Remarketing as provided in the Remarketing Agreement and the Purchase Contract Agreement. The Company shall provide notice to the holders of the Convertible Preferred Shares of the schedule for the Remarketing not later than 15 nor more than 30 calendar days prior to the Remarketing Date. As long as the Convertible Preferred Shares are evidenced by one or more global security certificates deposited with the Depositary (as defined below), the Company shall request, not


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later than 15 nor more than 30 calendar days prior to the Remarketing Date, that the Depositary notify its participants holding Convertible Preferred Shares of the Remarketing.

     (b) Prior to 11:00 a.m., New York City time, on the Trading Day immediately preceding the Remarketing Date, but no earlier than the Dividend Payment Date immediately preceding such date, holders of Separate Convertible Preferred Shares (as defined below) may elect to have their Separate Convertible Preferred Shares remarketed under the Remarketing Agreement by delivering their Separate Convertible Preferred Shares, along with a notice of such election, as specified in the Purchase Contract Agreement. After such time, such election shall become an irrevocable election to have such Separate Convertible Preferred Shares remarketed in the Remarketing. Holders of Separate Convertible Preferred Shares electing to have their Separate Convertible Preferred Shares remarketed will also have the right to withdraw that election by written notice as specified in the Purchase Contract Agreement on or prior to 11:00 a.m., New York City time, on the Trading Day immediately preceding the Remarketing Date.

     To the extent a Convertible Preferred Share constitutes a component of a Hybrid Capital Unit, upon failure to otherwise elect to settle its obligations on the Purchase Contract Settlement Date in cash, the holder of such Hybrid Capital Unit shall be deemed to have elected to have Convertible Preferred Shares that are part of such Hybrid Capital Units remarketed as provided in the Purchase Contract Agreement.

     (c) The right of each holder to have Convertible Preferred Shares purchased in the Remarketing shall be as provided in the Remarketing Agreement and the Purchase Contract Agreement. The Remarketing Agent is not obligated to purchase any of the Convertible Preferred Shares that would otherwise remain unsold in the Remarketing. Neither the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment for the Convertible Preferred Shares included in the Remarketing.

     (d) If there is a Successful Remarketing, as defined in the Purchase Contract Agreement, then prior to 4:00 p.m., New York City time, on the Remarketing Date, the Remarketing Agent shall determine the Reset Rate, which shall be the rate per annum (rounded to the nearest one-thousandth (0.001) of one percent) that the Remarketing Agent determines, in its sole judgment, to be the lowest rate per annum that will enable it to remarket, at such price, all of the Convertible Preferred Shares tendered or deemed tendered for Remarketing. The Reset Rate shall in no event be less than the original dividend rate on the Convertible Preferred Shares and shall not exceed the maximum rate permitted by applicable law. In addition to the price obtained in the Remarketing, the purchaser of Convertible Preferred Shares in the Remarketing shall pay an amount equal to any accumulated and unpaid dividends on the Convertible Preferred Shares. The Company and its affiliates shall not be able to participate in or bid for the Convertible Preferred Shares during the Remarketing.

     (e) If none of the holders of the Convertible Preferred Shares or the holders of the Hybrid Capital Units elect to have Convertible Preferred Shares remarketed in the Remarketing, the Reset Rate shall be the rate determined by the Remarketing Agent, in its sole


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discretion, as the rate that would have been established had a Remarketing of all the Convertible Preferred Shares been held on the Remarketing Date.

     (f) If, by 4:30 p.m., New York City time, on the Remarketing Date, the Remarketing Agent is unable to remarket all of the Convertible Preferred Shares included in the Remarketing, a "Failed Remarketing" shall be deemed to have occurred and the Remarketing Agent shall so advise by telephone the Depositary and the Company. In the event of a Failed Remarketing the Company shall, no later than third Trading Day preceding the Purchase Contract Settlement Date, issue a press release to such effect on the Bloomberg and Reuters newswires and shall concurrently cause such press release to be posted on its web site. In the event of a Failed Remarketing, the Reset Rate shall be equal to the nearest one-thousandth of one percent (1) 3-month LIBOR (as defined below), plus (2) the applicable spread set forth on Schedule I to this Certificate of Designations based on the ratings of the Convertible Preferred Shares at that time. The Reset Rate shall in no event be less than the original dividend rate on the Convertible Preferred Shares and shall not exceed the maximum rate permitted by applicable law. Upon a Failed Remarketing, holders of the Hybrid Capital Units shall have the option to settle the related purchase contract with separate cash by delivering to the collateral agent for the Hybrid Capital Units $25 in cash per purchase contract on or prior to the Trading Day immediately preceding the Purchase Contract Settlement Date in accordance with the Purchase Contract Agreement.

     (g) If on the Remarketing Settlement Date there are any accrued and unpaid dividends on the Convertible Preferred Shares or the Company fails to satisfy the Conversion Obligation (defined below) in a timely manner, then the Reset Rate shall be the greater of the rate determined in the Remarketing and the rate that would be applicable in a Failed Remarketing. If on the Mandatory Redemption Date, the Company fails to pay all accrued and unpaid dividends or redeem the Convertible Preferred Shares in full or the Company fails to satisfy in full its Conversion Obligation at the times provided in Section 5(c) or (d), as the case may be, with respect to any shares of Convertible Preferred Shares which are converted (a "Failure"), then the dividend rate of the Convertible Preferred Shares thereafter shall be the greater of (i) the then existing dividend rate and (ii) 3-month LIBOR plus the applicable spread set forth on Schedule I to this Certificate of Designations based on the ratings of the Convertible Preferred Shares at that time, for the period after such Failure until such Failure no longer exists. The Company shall promptly give notice to the holders of any applicable dividend rate.

     (h) By approximately 4:30 p.m., New York City time, on the Trading Day following the Remarketing Date, provided that there has not been a Failed Remarketing, the Remarketing Agent shall advise, by telephone: (i) the Depositary and the Company of the Reset Rate determined in the Remarketing and the number of Convertible Preferred Shares sold in the Remarketing, (ii) each purchaser (or the Depositary Participant (as defined below) thereof) of the Reset Rate and the number of Convertible Preferred Shares such purchaser is to purchase and (iii) each purchaser to give instructions to its Depositary Participant to pay the purchase price on the Purchase Contract Settlement Date in same day funds against delivery of the Convertible Preferred Shares purchased through the facilities of the Depositary.

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     (i) In accordance with the Depositary's normal procedures, on the Purchase
Contract Settlement Date, the transactions described above with respect to each Convertible Preferred Share tendered for purchase and sold in the Remarketing shall be executed through the Depositary, and the accounts of the respective Depositary Participants shall be debited and credited and such Convertible Preferred Shares delivered by book-entry as necessary to effect purchases and sales of such Convertible Preferred Shares. The Depositary shall make payment in accordance with its normal procedures.

     (j) If any holder of Convertible Preferred Shares selling Convertible Preferred Shares in the Remarketing fails to deliver such Convertible Preferred Shares, the direct or indirect Depositary Participant of such selling holder and of any other person that was to have purchased Convertible Preferred Shares in the Remarketing may deliver to such other person a number of Convertible Preferred Shares that is less than the number of Convertible Preferred Shares that otherwise was to be purchased by such person. In such event, the number of Convertible Preferred Shares to be so delivered shall be determined by such direct or indirect Depositary Participant, and delivery of such lesser number of Convertible Preferred Shares shall constitute good delivery.

     (k) Under the Remarketing Agreement, the Company shall be liable for, and shall pay, any and all costs and expenses incurred in connection with the Remarketing.

     (l) The tender and settlement procedures set forth in this Section 4, including provisions for payment by purchasers of the Convertible Preferred Shares in the Remarketing, shall be subject to modification to the extent required by the Depositary or, if the book-entry system is no longer available for the Convertible Preferred Shares at the time of the Remarketing, to facilitate the tendering and remarketing of the Convertible Preferred Shares in certificated form. In addition, the Remarketing Agent may modify the settlement procedures set forth herein in order to facilitate the settlement process.

     (m) The Company agrees to use commercially reasonable efforts to ensure that, if required by applicable law, a registration statement with regard to the full amount of the Convertible Preferred Shares to be remarketed in the Remarketing shall be effective with the U.S. Securities and Exchange Commission in a form that will enable the Remarketing Agent to rely on it in connection with such Remarketing.

     (n) Definitions:

     "3-month LIBOR" shall mean, with respect to the second London Banking Day prior to the Remarketing Settlement Date or the first day of a Dividend Period thereafter (a "LIBOR Reset Date"), as the case may be:

          (i) the rate for 3-month deposits in United States dollars commencing on the LIBOR Reset Date that appears on the Moneyline Telerate Page 3750 as of 11:00 a.m., London time, on the determination date, unless fewer than two such offered rates so appear; or

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          (ii) if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular date on the Moneyline Telerate Page 3750, the rate calculated by the Calculation Agent of at least two offered quotations obtained by the Remarketing Agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the LIBOR Reset Date, to prime banks in the London interbank markets at approximately 11:00 a.m., London time, on that date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

          (iii) if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on the particular date by three major banks (which will not include affiliates of the Company) in The City of New York selected by the Remarketing Agent for loans in United States dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

          (iv) if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (iii), the original dividend rate on the Convertible Preferred Shares.

     "Calculation Agent" shall mean the calculation agent selected by the Company, including any successor calculation agents selected by the Company.

     "Depositary" shall mean, with respect to Convertible Preferred Shares issuable in whole or in part in the form of one or more Global Securities, a clearing agency registered under Section 17A of the Exchange Act that is designated to act as depositary for such shares, and initially shall be The Depository Trust Company.

     "Depositary Participant" shall mean a member of, or participant in, the Depositary.

     "Exchange Act" shall mean the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.

     "Global Security" shall mean a global Convertible Preferred Stock certificate registered in the name of a Depositary or its nominee.

     "Hybrid Capital Unit" shall mean a unit offered by the Company with a stated amount of $25 consisting of a Purchase Contract (as defined in the Purchase Contract Agreement) issued by the Company and a Convertible Preferred Share.

     "London Banking Day" shall mean a day on which commercial banks are open for business, including dealings in United States dollars, in London.

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     "Moneyline Telerate Page 3750" means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

     "Purchase Contract Agent" shall mean the purchase contract agent under the Purchase Contract Agreement, including successor purchase contract agents.

     "Purchase Contract Agreement" shall mean the Purchase Contract Agreement dated as of December 17, 2003, between the Company and JPMorgan Chase Bank, as Purchase Contract Agent and Collateral Agent, as amended from time to time.

     "Purchase Contract Settlement Date" shall mean February 15, 2007.

     "Remarketing Agent" shall mean the remarketing agent selected by the Company, including any successor remarketing agents selected by the Company.

     "Remarketing Agreement" shall mean the Remarketing Agreement dated as of December 17, 2003, between the Company and the Remarketing Agent, as amended from time to time.

     "Remarketing Date" shall mean the fourth Trading Day preceding the Purchase Contract Settlement Date.

     "Reset Rate" shall mean shall mean the distribution rate per annum that results from the Remarketing pursuant this Section 4.

     "Separate Convertible Preferred Share" shall mean the Convertible Preferred Shares that are no longer a component of Hybrid Capital Units.

     "Trading Day" shall mean a day on which the Ordinary Shares (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Ordinary Shares; or (iii) are scheduled to so trade in the case where such term is used with respect to future days.

     5. Conversion. (a) Conversion Right. Subject to the terms set forth in this Certificate of Designations, the Convertible Preferred Shares shall be convertible into cash and fully paid and nonassessable Ordinary Shares as described below on the Mandatory Redemption Date or upon a consolidation or merger of the Company with or into another person or any merger of another person into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding Ordinary Shares), in each case in which 30% or more of the total consideration (as determined in good faith by the Board of Directors) paid to the Company's shareholders consists of cash, cash equivalents, debt or preferred securities or common stock or the equivalent which is not traded or to be traded


                                       9
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immediately following the merger on a U.S. securities exchange or the Nasdaq
National Market (a "Specified Merger"). The initial conversion rate (the "Conversion Rate") for each Convertible Preferred Share, $25 liquidation preference per share, shall be 1.0607 and shall be subject to adjustment as described below. The Conversion Rate reflects an initial conversion price of $23.57 per Ordinary Share. The Conversion Rate, and thus the conversion price, is subject to adjustment as described below. A holder may, upon delivery of a conversion notice, substantially in the form on the back of the certificate for the Convertible Preferred Shares, convert one or more whole Convertible Preferred Shares. Upon conversion, the Company will deliver, and the holder of Convertible Preferred Shares will be entitled to receive, cash and Ordinary Shares as described in Sections 5(c) and (d), as applicable.

     The Company shall give effect to any conversion of the Convertible Preferred Shares contemplated by this Certificate of Designations by such of the methods (or a combination thereof) described in Section 5(k) as the Board of Directors may in its discretion determine.

     The Company shall at all times have a duly appointed Conversion Agent for purposes of converting the Convertible Preferred Shares.

     (b) Conversion Procedures. No fractional Ordinary Shares shall be issued by the Company upon conversion of the Convertible Preferred Shares. In lieu of a fractional Ordinary Share, the holder shall receive an amount of cash equal to the fractional part of the share multiplied by the average Closing Price (as defined below) of the Ordinary Shares for the 20 consecutive Trading Day period ending on and including the fourth Trading Day immediately preceding the date of a Specified Merger or the 20 consecutive Trading Day period beginning on the Trading Day immediately following the Mandatory Redemption Date, as the case may be. If, however, a holder surrenders for conversion at one time more than one Convertible Preferred Share, then the number of Ordinary Shares that may be issued pursuant to the related purchase contracts shall be computed based upon the aggregate number of Convertible Preferred Shares surrendered for conversion.

     Upon conversion, the Company shall make a cash payment for accumulated and unpaid dividends on the Convertible Preferred Shares out of assets legally available for that purpose and to the extent that the Company is solvent after giving effect thereto. The Company shall not make any payment or other adjustment for dividends on any Ordinary Shares issued upon conversion of the Convertible Preferred Shares, except pursuant to Section 5(e).

     A holder shall not be required to pay any taxes or duties incurred by the Company relating to the issuance or delivery of Ordinary Shares of the Company if that holder exercises its conversion rights, but such holder shall be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the Ordinary Shares in a name other than the holder's own. Certificates representing Ordinary Shares shall be issued or delivered only after all applicable taxes and duties, if any, payable by such holder have been paid.

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     To convert interests in a Convertible Preferred Share held in book-entry form, a holder must deliver to the Depositary the appropriate instruction form for conversion pursuant to the Depositary's conversion program.

     To convert a definitive Convertible Preferred Share held in global form, a holder must: (i) complete and manually sign the conversion notice on the back of the share certificate (or a facsimile thereof); (ii) deliver the completed conversion notice and the share to be converted to the specified office of the Conversion Agent; (iii) if required by the Conversion Agent, furnish appropriate endorsements and transfer documents; and (iv) pay all taxes or duties, if any, as described in this Section 5(b).

     In the case of a conversion upon a Specified Merger, notice of conversion must be given during the time period referred to under Section 5(c). In the case of conversion on the Mandatory Redemption Date, notice of conversion must be given prior to the close of business on the Trading Day preceding the Mandatory Redemption Date (or if any Convertible Preferred Shares remain outstanding after the Mandatory Redemption Date, such notice may be given at any time prior to redemption of such Convertible Preferred Shares).

     The conversion date shall be the date on which all of the foregoing requirements have been satisfied. The Convertible Preferred Shares shall be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date. In the case of conversion on the Mandatory Redemption Date, delivery of the cash and the Ordinary Shares shall occur on the fourth Trading Day after the end of the averaging period referred to in this
Section 5(b). In the case of a conversion upon a Specified Merger, settlement shall occur as soon as practicable on or after the conversion date.

     (c) Conversion Upon Specified Merger. If a holder of Convertible Preferred Shares converts upon a Specified Merger prior to the Mandatory Redemption Date, the Company shall deliver to such holder, for each Convertible Preferred Share (the "Specified Merger Conversion Obligation"): (i) a cash amount ("cash amount") (excluding any cash in lieu of fractional shares) equal to the liquidation preference of the Convertible Preferred Share and (ii) the product of (A) the kind and amount of securities, cash or other property that such holder would have been entitled to receive, on a per share basis, if such holder had converted immediately before the Specified Merger (including any Ordinary Shares retained by the holder of Ordinary Shares in the merger) multiplied by
(B) a number of Ordinary Shares, if any, equal to the difference between (I) a number equal to the Conversion Rate minus (II) a number of Ordinary Shares equal to the quotient of (x) the cash amount divided by (y) the average Closing Price of the Ordinary Shares for the 20 consecutive Trading Day period ending on the fourth Trading Day immediately preceding the date of completion of the Specified Merger.

     Upon conversion, the Company shall pay accumulated and unpaid dividends in cash to, but not including, the conversion date out of assets legally available for that purpose and to the extent that the Company is solvent after giving effect thereto. The Company shall deliver the cash amount and the Ordinary Shares due upon conversion as soon as practicable following conversion upon a Specified Merger.

     The Company shall provide each of the holders with a notice of the completion of a Specified Merger within five Business Days thereof. The notice shall specify a date, which shall be 10 Trading Days after the date of the notice but no later than the Mandatory Redemption Date for the Convertible Preferred Shares (or if any Convertible Preferred Shares remain outstanding after the Mandatory Redemption Date, such date upon which all outstanding Convertible Preferred Shares shall be redeemed), by which each holder's Specified Merger early conversion right must be exercised. Such notice shall be published in a daily newspaper in the English language of general circulation in New York City, and shall be posted on the Company's website and released on the Bloomberg and Reuters newswires.

     If a holder of Convertible Preferred Shares does not elect to exercise its Specified Merger early conversion right, the Convertible Preferred Shares shall remain outstanding and the Convertible Preferred Shares shall, subject to
Section 5(h) below, be convertible as described in Section 5(d).

     In determining the kind and amount of securities, cash or other property receivable upon a Specified Merger by a holder of Convertible Preferred Shares if such holder had converted immediately before the Specified Merger, it will be assumed that such holder is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such person, a "Constituent Person"), or an affiliate of a Constituent Person to the extent such Specified Merger provides for different treatment of Ordinary Shares held by affiliates of the Company and non-affiliates and such holder failed to exercise its rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Specified Merger (provided that if the kind or amount of securities, cash and other property receivable upon such Specified Merger is not the same for each Ordinary Share held immediately prior to such Specified Merger by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this Section, the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).

     To the extent that applicable law requires the Company to have in effect, at the time of such Specified Merger, an effective registration statement covering the securities to be issued and delivered in respect of the Specified Merger Conversion Obligation, the Company covenants and agrees to use commercially reasonable efforts to have such registration statement in effect and to provide a prospectus in connection therewith in a form that may be used in connection with the settlement of such Specified Merger Conversion Obligation.

     (d) Conversion Upon Mandatory Redemption. If a holder of Convertible Preferred Shares converts on the Mandatory Redemption Date, the Company shall deliver to such holder, for each Convertible Preferred Share (the "Mandatory Redemption Conversion Obligation"; together with the Specified Merger Conversion Obligation, the "Conversion Obligation"): (i) a cash amount ("cash amount") (excluding any cash in lieu of fractional shares) equal to the liquidation preference of the Convertible Preferred Share and (ii) a number of Ordinary Shares, if any, equal to the difference between (A) a number equal to the Conversion

Rate minus (B) a number of Ordinary Shares equal to the quotient of (I) the cash amount divided by (II) the average Closing Price of the Ordinary Shares for the 20 consecutive Trading Day period beginning on the Trading Day immediately following the Mandatory Redemption Date (provided if any Convertible Preferred Shares remain outstanding after the Mandatory Redemption Date, and are thereafter converted, such period shall begin on the Trading Day following the day the conversion notice is given with respect to such Convertible Preferred Shares).

     On the Mandatory Redemption Date, the Company shall pay accumulated and unpaid dividends to, but not including, the Mandatory Redemption Date out of assets legally available for that purpose and to the extent that the Company is solvent after giving effect thereto. The Company shall deliver the cash amount and the Ordinary Shares due upon conversion pursuant to this Section 5(d) on the third Trading Day following the end of the 20 trading day period described in the preceding paragraph (or if such day is not a trading day, the next following Trading Day).

     To the extent that applicable law requires the Company to have in effect, at the time of such redemption, an effective registration statement covering the securities to be issued and delivered in respect of the Mandatory Redemption Conversion Obligation, the Company covenants and agrees to use commercially reasonable efforts to have such registration statement in effect and to provide a prospectus in connection therewith in a form that may be used in connection with the settlement of such Mandatory Redemption Conversion Obligation.

     (e) Conversion Rate Adjustments.

     (1) In case the Company shall pay or make a dividend or other distribution on Ordinary Shares in Ordinary Shares, the Conversion Rate in effect at the close of business on the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be increased by dividing such Conversion Rate by a fraction of which:

          (i) the numerator shall be the number of Ordinary Shares outstanding at the close of business on the date fixed for such determination; and

          (ii) the denominator shall be the sum of such number of Ordinary Shares and the total number of Ordinary Shares constituting such dividend or other distribution,

such increase to become effective immediately at the opening of business on the day following the date fixed for such determination.

     (2) In case the Company shall issue rights, warrants or options, other than pursuant to any dividend reinvestment plans or share purchase plans, to all holders of its Ordinary Shares entitling them, for a period expiring within 60 days after the record date for the determination of shareholders entitled to receive such rights, warrants or options, to subscribe for or purchase Ordinary Shares at a price per share less than the Current Market Price per Ordinary Share on the date of announcement of such issuance, the Conversion Rate in effect at the close of business on the date of such announcement shall be increased by dividing such Conversion Rate by a fraction of which:

          (i) the numerator shall be the number of Ordinary Shares outstanding at the close of business on the date of such announcement plus the number of Ordinary Shares which the aggregate of the offering price of the total number of Ordinary Shares so offered for subscription or purchase would purchase at such Current Market Price; and

          (ii) the denominator shall be the number of Ordinary Shares outstanding at the close of business on the date of such announcement plus the number of Ordinary Shares so offered for subscription or purchase, such increase to become effective immediately after the opening of business on the Business Day following the date of such announcement. The Company agrees that it shall notify the Conversion Agent if any issuance of such rights, warrants or options is cancelled or not completed following the announcement thereof and the Conversion Rate shall thereupon be readjusted to the Conversion Rate in effect immediately prior to the date of such announcement.

     (3) In case outstanding Ordinary Shares shall be subdivided or split into a greater number of Ordinary Shares, the Conversion Rate in effect at the close of business on the day preceding the day upon which such subdivision or split becomes effective shall be proportionately increased, and, conversely, in case outstanding Ordinary Shares shall each be combined into a smaller number of Ordinary Shares, the Conversion Rate in effect at the close of business on the day preceding the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately at the opening of business on the day following the day upon which such subdivision, split or combination becomes effective.

     (4) In case the Company shall, by dividend or otherwise, distribute to all holders of its Ordinary Shares evidences of its indebtedness or assets (including Ordinary Shares, other securities, cash and property but excluding
(w) any rights, warrants or options referred to in paragraph (2) of this Section 5(e), (x) any dividend or distribution paid exclusively in cash, (y) any dividend or distribution referred to in paragraph (1) or (5) of this Section 5(e) and (z) any dividends and distributions of stock, securities or other property or assets (including cash) in connection with the reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance to which Section 5(h) applies), the Conversion Rate in effect at the close of business on the date fixed for the determination of shareholders entitled to receive such distribution shall be adjusted by dividing such rate by a fraction of which:

          (i) the numerator shall be the Current Market Price per Ordinary Share on the date fixed for such determination less the then fair market value (as reasonably determined by the Board of Directors of the Company, whose determination shall be conclusive and the basis for which shall be described in a resolution of the Board of Directors of the Company) of the portion of the assets or evidences of indebtedness so distributed applicable to one Ordinary Share; and

          (ii) the denominator shall be such Current Market Price per Ordinary Share,

such adjustment to become effective at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution. In any case in which this paragraph (4) is applicable, paragraph (2) of this Section 5(e)(a) shall not be applicable. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

     (5) In case the Company shall, by dividend or otherwise, make a distribution to all or substantially all holders of its Ordinary Shares of share capital of one of its subsidiaries (the Conversion Rate will be adjusted, if at all, based on the Current Market Value of the subsidiary stock so distributed relative to the Current Market Value of the Company's Ordinary Shares over a measurement period following such distribution), in which certain components of the Conversion Rate will be divided by a fraction:

          (i) the numerator of which is the Current Market Price of the Company's Ordinary Shares immediately following the distribution less the fair market value (as reasonably determined by the Board of Directors, whose determination shall be conclusive and the basis for which shall be described in a board resolution) of the portion of these assets or evidences of indebtedness; and

          (ii) the denominator of which is the Current Market Price of the Company's Ordinary Shares immediately following the distribution;

     (6) In case the Company or any of its subsidiaries shall, by dividend or otherwise, make distributions consisting exclusively of cash to all holders of its Ordinary Shares, excluding any cash dividend or distribution on the Ordinary Shares to the extent that the aggregate cash dividend or distribution per Ordinary Share in any quarter does not exceed $0.05 (the "Dividend Threshold Amount") (the Dividend Threshold Amount is subject to adjustment on the same basis as the Conversion Rate, provided that no adjustment shall be made to the Dividend Threshold Amount for any adjustment made pursuant to this Section 5(e)(6)) then, in such case, the Conversion Rate in effect at the close of business on the date fixed for the determination of shareholders entitled to receive such distribution dividend or distribution shall be adjusted by dividing such rate by a fraction of which:

          (i) the numerator shall be the Current Market Price of the Company's Ordinary Shares on such date less the amount of cash so distributed applicable to one Ordinary Share in excess of the Dividend Threshold Amount; and

          (ii) the denominator shall be the Current Market Price on such date,

such adjustment to be effective at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

     (7) In case a tender or exchange offer made by the Company or any subsidiary of the Company for all or any portion of the Ordinary Shares shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to shareholders of consideration per Ordinary Share having a fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive and described in a resolution of the Board of Directors of the Company) that as of the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) exceeds the Closing Price of an Ordinary Share on the Trading Day next succeeding the Expiration Time, the Conversion Rate shall be increased so that the same shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the Expiration Time by a fraction:

          (i) the numerator of which shall be equal to the product of (x) the Current Market Price of an Ordinary Share as of the Expiration Time and (y) the number of Ordinary Shares outstanding (less any shares accepted in terms of the tender or exchange offer, such shares being referred to as the "Purchased Shares") at the Expiration Time less the fair market value (determined aforesaid) of the aggregate consideration payable to shareholders for all Purchased Shares, and

          (ii) the denominator of which shall be the product of (x) the number of Ordinary Shares outstanding at the Expiration Time less any Purchased Shares and (y) the Closing Price of an Ordinary Share at the Expiration Time,

such adjustment to become effective immediately prior to the opening of business on the day following the Expiration Time. If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.

     (8) The reclassification of Ordinary Shares into securities including securities other than Ordinary Shares (other than any reclassification upon a Reorganization Event (as defined below) to which Section 5(h) applies) shall be deemed to involve:

          (i) a distribution of such securities other than Ordinary Shares to all holders of Ordinary Shares (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of shareholders entitled to receive such distribution" and the "date fixed for such determination" within the meaning of paragraph (4) of this Section 5(e)); and

          (ii) a subdivision, split or combination, as the case may be, of the number of shares of Ordinary Shares outstanding immediately prior to such reclassification into the number of shares of Ordinary Shares outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision or split becomes effective" or "the day upon which such combination becomes effective", as the case may be, and "the day upon which such subdivision, split or combination becomes effective" within the meaning of paragraph (3) of this
     Section 5(e)).

     (9) The "Current Market Price" per Ordinary Share on any date of determination means the average of the daily Closing Prices for the five consecutive Trading Days selected by the Company commencing not more than thirty
(30) Trading Days before and ending not later than the earlier of such date of determination and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, shall mean the first date on which Ordinary Shares trade regularly on such exchange or in such market without the right to receive such issuance or distribution.

     (10) The "Closing Price" of the Ordinary Shares, on any date of determination means:

          (i) the closing sale price or, if no closing sale price is reported, the last reported regular-way sale price of the Ordinary Shares on the New York Stock Exchange, Inc. (the "NYSE") on that date or, if the Ordinary Shares are not listed for trading on the NYSE on that date, as reported in the composite transactions for the principal United States securities exchange on which the Ordinary Shares are so listed; or

          (ii) if the Ordinary Shares are not so reported, the last quoted bid price for the Ordinary Shares in the over-the-counter market as reported by the National Quotation Bureau or a similar organization, or, if that bid price is not available, the average of the mid-point of the last bid and ask prices of the Ordinary Shares on that date from at least three nationally recognized independent investment banking firms retained for this purpose by the Company.

     (11) For purposes of paragraph (4) of this Section 5(e) and paragraphs (1),
(2) and (3) of this Section 5(e), any dividend or distribution to which paragraph (4) is applicable that also includes (x) Ordinary Shares, (y) rights or warrants to subscribe for or purchase Ordinary Shares to which paragraph (2) applies or (z) a subdivision or combination of Ordinary Shares to which paragraph (3) applies (or any combination thereof), shall be deemed instead to be:

          (i) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants, other than such Ordinary Shares, such rights or warrants or such subdivision or combination to which paragraphs (1), (2) and (3) apply, respectively (and any Conversion Rate adjustment required by paragraph (4) with respect to such dividend or distribution shall then be made), immediately followed by

          (ii) a dividend or distribution of such Ordinary Shares, such rights or warrants or such subdivision or combination (and any further Conversion Rate adjustment required by paragraphs (1), (2) and (3) with respect to such dividend or distribution shall then be made), except:

          (A) the record date of such dividend or distribution shall be substituted as (A) "the date fixed for the determination of shareholders entitled to receive such dividend or other distribution" within the meaning of paragraph (1), (ii) "the date fixed for the determination of shareholders entitled to receive such rights, warrants or options" within the meaning of paragraph (2) and (iii) "the day upon which such subdivision or split becomes effective," "the day upon which such combination becomes effective" and "the day upon which such subdivision, split or combination becomes effective" within the meaning of paragraph (3); and

          (B) any Ordinary Shares included in such dividend or distribution shall not be deemed "outstanding at the opening of business on the day following the date fixed for such determination" within the meaning of paragraph (1) and any reduction or increase in the number of Ordinary Shares resulting from such subdivision or combination shall be disregarded in connection with such dividend or distribution.

     (12) All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of an Ordinary Share (or if there is not a nearest 1/10,000th of an Ordinary Share, to the next lower 1/10,000th of an Ordinary Share).

     (13) The Company may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 5(e), as the Board of Directors of the Company considers to be advisable in order to avoid or diminish any income tax to any holders of Ordinary Shares resulting from any dividend or distribution of Ordinary Shares or issuance of rights or warrants to purchase or subscribe for Ordinary Shares or from any event treated as such for income tax purposes or for any other reason.

     (f) Notice of Adjustments and Certain Other Events. Whenever the Conversion Rate is adjusted as herein provided, the Company shall within 10 Business Days following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 5(e) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware):

          (i) compute the adjusted Conversion Rate in accordance with Section 5(e) and prepare and transmit to the Conversion Agent an officers' certificate setting forth the Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

          (ii) provide a written notice to the holders of the Convertible Preferred Shares of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Conversion Rate was determined and setting forth the adjusted Conversion Rate.

     (g) Rights Plans. To the extent that the Company has a rights plan in effect, upon conversion of the Convertible Preferred Shares, holders of the Convertible Preferred Shares shall receive, in addition to the Ordinary Shares required to be delivered upon conversion, the rights under the rights plan, unless, prior to conversion of the Convertible Preferred Shares the rights have separated from the Ordinary Shares, in which case the Conversion Rate shall be adjusted at the time of separation as if the Company made a distribution to all holders of the Ordinary Shares as described in clause (4) of Section 5(e), subject to readjustment in the event of the expiration, termination or redemption of the rights.

     (h) Change of Ordinary Shares into Other Securities, Cash or Property. In the event of:

          (i) any consolidation or merger of the Company with or into another person (other than a merger or consolidation in which the Company is the continuing corporation and in which the Ordinary Shares outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Company or another corporation);

          (ii) any sale, transfer, lease or conveyance to another person of the property of the Company as an entirety or substantially as an entirety;

          (iii) any statutory share exchange of the Company with another person (other than in connection with a merger or acquisition); or

          (iv) any liquidation, dissolution or termination of the Company other than as a result of or after the occurrence of a Termination Event (as defined in the Purchase Contract Agreement) (any event described in clauses
     (i), (ii), (iii) and (iv), a "Reorganization Event"),

each Convertible Preferred Share shall become, without the consent of the holders of the Convertible Preferred Shares, convertible into the right to receive only the kind of securities, cash and other property receivable upon consummation of such Reorganization Event by a holder of the number of Ordinary Shares that would have been received by the holder of Convertible Preferred Shares had such holder converted the Convertible Preferred Shares into Ordinary Shares immediately prior to the closing date of such Reorganization Event; provided that upon conversion of the Convertible Preferred Shares the liquidation preference shall always be paid in cash as provided in Sections 5(c) and (d), as applicable. For purposes of settling the Conversion Obligation on the Mandatory Redemption Date, the "Closing Price" of any such securities, cash and other property that would have been received upon consummation of the Reorganization Event (the "Exchange Property") under clause (II) of Section 5(d), (A) with respect to any publicly traded securities consisting of common stock (or its equivalent) traded on a U.S. securities exchange or the Nasdaq National Market that compose all or part of the Exchange Property, shall be based on the Closing Price of such securities over the applicable period, (B) in the case of any cash that composes all or part of the Exchange Property, shall be based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, shall be based on the value of such property on the date of the Reorganization Event, as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose. For purposes of clause (A) of this paragraph, the term "Closing Price" (and the term "Trading Day" as used therein) shall be deemed to refer to such price and days as are applicable to any securities referred to in clause (A) above. In any such Reorganization Event, the Company shall (and shall cause the issuer of any Exchange Property to) take such actions as are necessary to make adequate provision for the delivery of any Exchange Property upon conversion of the Convertible Preferred Shares after the Reorganization Event. In determining the kind and amount of the Exchange Property pursuant to the foregoing, it will be assumed that such holder of Ordinary Shares is not a Constituent Person, or an affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Ordinary Shares held by affiliates of the Company and non-affiliates and such holder failed to exercise its rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each non-electing share, then for the purpose of this Section, the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The above provisions shall similarly apply to successive Reorganization Events.

     (i) Tax-Related Increases in the Conversion Rate. The Company may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 5, as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to holders of share capital of the Company resulting from any dividend or distribution of share capital, or rights to acquire share capital, or from any event treated in that way for income tax purposes or for any other reason.

     (j) Calculations. The Company or its agents will be responsible for making all calculations called for under the Convertible Preferred Shares (including, but are not limited to, determination of the market price of the Ordinary Shares and the amount of any adjustments pursuant to Section 5(e)). The Company or its agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the Convertible Preferred Shares. The Conversion Agent is entitled to conclusively rely upon the accuracy of such calculations without independent verification as provided in a certificate delivered pursuant to Section 5(f).

     (k) Conversion Mechanics. The Company shall, in accordance with Cayman Islands law and the Company's Articles of Association and out of assets legally available for such purpose and to the extent the Company is solvent after giving effect thereto, give legal effect to any conversion of the Convertible Preferred Shares contemplated in this Certificate of Designations by such of the following methods (or a combination thereof) as the Board of Directors or any duly authorized committee thereof (the "Committee") may in its discretion determine (in all cases in such a manner that preserves and protects the rights of the holders of the Convertible Preferred Shares), including, without limitation, the right to receive cash and Ordinary Shares as provided in Sections 5(c) and (d), as applicable:

          (i) by redeeming mandatorily the converting Convertible Preferred Shares and in consideration therefor making a cash payment and/or issuing fully-paid Ordinary Shares in the relevant number calculated by reference to the relevant formula specified in Section 5(c) or (d), as applicable, to the holder whose Convertible Preferred Shares are being converted (including without limitation (x) by way of the automatic application of any cash amount which would otherwise be payable on the redemption of the Convertible Preferred Share toward the payment up to the relevant amount of Ordinary Shares or (y) subject to shareholder resolution, by declaring a capitalization issue of fully paid up Ordinary Shares in the relevant amounts in accordance with the Company's Articles of Association); and/or

          (ii) provided that the total nominal par value of the Convertible Preferred Shares being converted is equal to the total nominal par value of the Ordinary Shares into which they convert, by re-designating Convertible Preferred Shares as Ordinary Shares and upon such redesignation, each such Convertible Preferred Share to be converted shall be re-designated as an Ordinary Share of that class into which it is converted with the rights, privileges, terms and obligations of such class and the converted Ordinary Share shall thenceforth form part of the class of Ordinary Shares into which it was converted for all purposes hereof; and/or

          (iii) by issuing redeemable non-voting deferred shares on such terms and in such amounts as the Committee may consider appropriate to give effect to the conversion; and/or

          (iv) by declaring a dividend in order to give effect to any part of the conversion; and/or

          (v) by any such other method or methods on such terms as the Committee may consider appropriate and as may be permitted by law.

     (l) Special Conversion Right. The provisions of this Section 5(l) shall only be applicable if, and at the time that, the Company is entitled to exercise its rights of foreclosure against the Convertible Preferred Shares under the Pledge Agreement, and in no event shall this Section 5(l) be applicable to any Separate Convertible Preferred Shares. Upon a Failed Remarketing, if a holder of Convertible Preferred Shares (which are not Separate Convertible Preferred Shares) fails to settle in cash, pursuant to Section 5.02(d) of the Purchase Contract Agreement, its obligations under the Purchase Contract (as defined in the Purchase Contract Agreement) with respect to which such Convertible Preferred Shares have been pledged therefore resulting in an event of default under the Purchase Contract Agreement, the Company may, in connection with exercising its rights under the Pledge Agreement with respect to such Convertible Preferred Shares, elect to convert in accordance with Section 5(k) above such Convertible Preferred Shares on the Purchase Contract Settlement Date into a right to receive cash in an amount equal to the liquidation preference of such Convertible Preferred Shares plus accrued and unpaid dividends, if any, with respect to such Convertible Preferred Shares plus the

Intrinsic Value (as defined in the Purchase Contract Agreement), if any, of such Convertible Preferred Shares. In such event, the Company shall be entitled to offset the portion of such conversion amount equal to the liquidation preference of such Convertible Preferred Shares against the amount payable by the holder under such Purchase Contract and shall pay the remainder of such amounts to such holder.

     "Pledge Agreement" shall mean the Pledge Agreement, dated as December 17, 2003, among the Company and JPMorgan Chase Bank, as Collateral Agent, Custodial Agent, Securities Intermediary and Purchase Contract Agent, as amended from time to time.

     6. Liquidation Rights. (a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of the Convertible Preferred Shares shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its shareholders, before any payment or distribution shall be made on the Ordinary Shares or on any other class of shares ranking junior to the Convertible Preferred Shares upon liquidation, dissolution or winding up, the liquidation preference of $25 per share, plus accumulated and unpaid cumulative dividends (whether or not earned or declared) to the date of the liquidating distribution and any outstanding Conversion Obligation with respect to the Convertible Preferred Shares which have been converted prior to the date of liquidation.

     (b) After the payment to the holders of the Convertible Preferred Shares of the full preferential amounts to which such holders are entitled as provided for in this Section 6, the holders of the Convertible Preferred Shares as such shall have no right or claim to any of the remaining assets of the Company.

     (c) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the amounts payable with respect to the Convertible Preferred Shares and any other share capital of the Company ranking as to any asset distribution on a parity with the Convertible Preferred Shares are not paid in full, the holders of the Convertible Preferred Shares and of such other share capital shall share ratably in any such distribution of assets of the Company in proportion to the full respective preferential distributions to which they are entitled.

     (d) Neither the sale, lease, exchange, transfer or conveyance of all or part of the property or business of the Company for cash, securities or other property, nor the merger or consolidation of the Company into or with any other corporation or the merger or consolidation of any other corporation into or with the Company, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 6.

     7. Ranking. The Convertible Preferred Shares shall rank senior to all Ordinary Shares outstanding or that may be issued in the future with respect to the payment of dividends and upon the liquidation, dissolution or winding up of the Company. The Convertible Preferred Shares shall rank, with respect to the payment of dividends and upon the liquidation, dissolution or winding up of the Company, on a parity with each other Series of Preferred Shares issued by the Company, the terms of which do not expressly provide that such Series ranks junior to the Convertible Preferred Shares with respect to the payment of dividends and upon the liquidation, dissolution or winding up of the Company. The Company may not issue any series or class of preferred shares that ranks senior to the Convertible Preferred Shares without complying with the provisions of Section 9(b).

     8. Voting And Certain Other Rights. Except as set forth herein or required by applicable law, holders of Convertible Preferred Shares shall have no voting rights in respect of the Ordinary Shares and their consent shall not be required for taking any corporate action. Holders of the Convertible Preferred Shares, voting as a class or acting by written consent of holders of a majority of the liquidation preference of outstanding Convertible Preferred Shares, shall be entitled to elect two directors to the Board of Directors if, and as long as, all accumulated dividends on the Convertible Preferred Shares have not been paid on the Remarketing Date, the Convertible Preferred Shares are not redeemed on the Mandatory Redemption Date at a price of $25 per share plus accumulated and unpaid dividends up to, but not including, the Mandatory Redemption Date or the Company does not satisfy in full its Conversion Obligation at the time provided in Section 5(c) or (d), as the case may be, with respect to any shares of Convertible Preferred Shares which are converted. For this purpose, the Board of Directors shall reserve two vacant places on the Board of the Company to accommodate such elections and pass such board resolutions as are necessary to give effect to such elections. If the holders of the Convertible Preferred Shares become entitled to elect directors to the Board of Directors, the Company shall promptly give notice to all holders and take all action necessary, including calling a meeting or circulating a consent to permit the nomination and election of such directors. The Articles of the Company's Articles of Association relating to "Closing Register of Members or Fixing Record Date," "General Meeting," "Notice of General Meetings" and "Proceedings at General Meetings" shall be applicable to the holders of Convertible Preferred Shares as a class, provided that any written consents approved by a majority of the holders of Convertible Preferred Shares shall be effective and shall bind all holders of Convertible Preferred Shares. Directors elected by the holders of the Convertible Preferred Shares may only be removed by a vote of the Convertible Preferred Shares, or a written consent in the manner provided above, except after such time as the holders no longer have the right to elect such directors. In addition, holders of the Convertible Preferred Shares shall be entitled to vote on matters as described in Section 9.

     9. Modification. (a) Without the Consent of Holders. To the extent permitted by applicable law, the Board of Directors of the Company may modify the terms of this Certificate of Designation without the consent of any holder of the Convertible Preferred Shares to:

     (i) evidence the succession of any person to the obligations of the Company;

     (ii) add to the covenants for the benefit of holders of the Convertible Preferred Shares or to surrender any of the rights or powers of the Company under the Convertible Preferred Shares;

     (iii) cure any ambiguity or correct or supplement any provisions that may be inconsistent, provided that such action shall not adversely affect the interest of holders of the Convertible Preferred Shares in any material respect; or

     (iv) make any other provision with respect to such matters or questions arising under this Certificate of Designation which the Company may deem desirable and which shall not adversely affect the interests of holders of the Convertible Preferred Shares.

     (b) With the Consent of Holders. Except as provided below in this Section 9(b), this Certificate of Designation may be amended, modified or supplemented, and noncompliance in any particular instance with any provision of this Certificate of Designation or the Convertible Preferred Shares may be waived, in each case with the written consent or affirmative vote of the holders of at least a majority of the aggregate liquidation preference of the Convertible Preferred Shares at the time outstanding, including any modification occurring in connection with any merger or consolidation of the Company or otherwise.

     Without the written consent or the affirmative vote of each holder of Convertible Preferred Shares affected thereby (in addition to the written consent or the affirmative vote of the holders of at least a majority of the aggregate liquidation preference of the Convertible Preferred Shares at the time outstanding), an amendment or waiver under this Section 9(b) may not:

     (i)  change any payment date of the Convertible Preferred Shares;

     (ii) change any conversion date of the Convertible Preferred Shares;

     (iii) reduce the rate of dividends payable on the Convertible Preferred Shares;

     (iv) change the place or currency of payment of the Convertible Preferred Shares;

     (v) impair the right to institute suit for the enforcement of the Convertible Preferred Shares;

     (vi) adversely affect the right to convert the Convertible Preferred Shares or reduce the amounts payable on conversion; or

     (vii) change the percentage of liquidation preference whose holders must approve any amendment.

     (c) Applicability. All of the provisions of this Section 9 shall apply to the Convertible Preferred Shares. Sections 12(a) of the Articles of Association of the Company shall not apply to the Convertible Preferred Shares.

     10. Consolidation, Merger, Sale or Conveyance.

     (a) Covenant Not to Consolidate, Merge, Convey, Transfer or Lease Property Except under Certain Conditions. The Company covenants that it will not consolidate with, convert into, or merge with and into, any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person or entity, unless:

     (i) either the Company shall be the continuing corporation, or the successor (if other than the Company) shall be a corporation organized under the laws of the United States of America or a State thereof or the District of Columbia, the Cayman Islands or Bermuda and the Convertible Preferred Shares are converted into or exchanged for, in accordance with applicable law, shares of the successor corporation with substantially the same rights, powers, preferences and privileges; and

     (ii) the Company or such successor corporation, as the case may be, shall not, immediately after such consolidation, conversion, merger, sale, assignment, transfer, lease or conveyance, be in default of payment or other obligations under the Convertible Preferred Shares.

     (b) Rights and Duties of Successor Person. In case of any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance and upon any conversion of securities into a successor corporation in accordance with (a) above, such successor corporation shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company. Such successor Person thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, any or all of the certificates evidencing Convertible Preferred Shares issuable hereunder which theretofore shall not have been signed by the Company. All the certificates issued shall in all respects have the same legal rank and benefit under this Certificate of Designations as the certificates theretofore or thereafter issued in accordance with the terms of this Certificate of Designations as though all of such certificates had been issued at the date of original issuance of the Convertible Preferred Shares.

     In case of any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance such change in phraseology and form (but not in substance) may be made in the certificates evidencing securities for which the Convertible Preferred Shares have been exchanged thereafter to be issued as may be appropriate.

     (c) Officers' Certificate and Opinion of Counsel Given to Conversion Agent. The Company shall deliver to the Conversion Agent an officers' certificate and an opinion of counsel (conforming to the terms of the Purchase Contract Agreement) as conclusive evidence that any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance, and any such assumption, complies with the provisions of this Section 10 and that all conditions precedent to the consummation of any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance have been met.

     11. Reservation of Ordinary Shares. The Company shall at all times that any Convertible Preferred Shares are outstanding reserve and keep available, free from preemptive rights, out of its authorized but unissued Ordinary Shares the full number of Ordinary Shares issuable upon conversion of the Convertible Preferred Shares.

     12. Currency of Payments. Any cash payments with respect to the Convertible Preferred Shares shall be paid in U.S. dollars in immediately available funds.



                     [Signature appears on subsequent page].

     IN WITNESS WHEREOF, I have affixed my signature hereto this 17th day of December, 2003.


                                           SCOTTISH RE GROUP LIMITED


                                            By:  /s/ Marjorie Hurlston
                                                -------------------------
                                                   Corporate Secretary

                                   SCHEDULE I


------------------------------------------------ -------------------------------
   Ratings of Convertible Preferred Shares*                 Spread
------------------------------------------------ -------------------------------
A-/A3 or better                                              1.50%
------------------------------------------------ -------------------------------
BBB+/Baa1                                                    2.00%
------------------------------------------------ -------------------------------
BBB/Baa2                                                     2.50%
------------------------------------------------ -------------------------------
BBB-/Baa3                                                    3.00%
------------------------------------------------ -------------------------------
BB+/Ba1                                                      3.50%
------------------------------------------------ -------------------------------
BB/Ba2                                                       4.00%
------------------------------------------------ -------------------------------
BB-/Ba3                                                      4.50%
------------------------------------------------ -------------------------------
B+/B1                                                        5.00%
------------------------------------------------ -------------------------------
B/B2                                                         5.50%
------------------------------------------------ -------------------------------
B-/B3 or below or no rating                                  6.00%
------------------------------------------------ -------------------------------


* The above ratings are by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, and Moody's Investors Service, Inc., respectively. In the event of a split rating, meaning the two ratings agencies have differing ratings of the Convertible Preferred Shares, the lower rating shall determine the spread of the Reset Rate or other dividend rate.